As filed with the Securities and Exchange Commission on September 28, 2018

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

frontdoor, inc.

(Exact name of Registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	82-3871179 (I.R.S. Employer Identification No.)

150 Peabody Place, Memphis, Tennessee (Address of Principal Executive Offices)	38103 (Zip Code)

frontdoor, inc. 2018 Omnibus Incentive Plan

(Full title of the plan)

Jeffrey A. Fiarman

150 Peabody Place,

Memphis, Tennessee 38103

(Name and address of agent for service)

901-701-5002

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Aggregate Offering Price Per Unit (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (2)
Common Stock, par value $0.01 per share	14,500,000 shares	$41.44	$600,807,500.00	$74,800.53

(1) In addition, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement (the “Registration Statement”) also covers any additional securities to be offered or issued pursuant to the 2018 Omnibus Incentive Plan (the “Omnibus Incentive Plan”) of frontdoor, inc. (the “Registrant”) relating to adjustments for changes resulting from stock dividends, stock splits and similar changes.

(2) Pursuant to Rule 457(c) and 457(h), under the Securities Act, the proposed maximum offering price per share, the proposed maximum aggregate offering price and the amount of registration fee are estimated solely for the purpose of calculating the amount of the registration fee and are based on the average of the high and low prices of shares of common stock of the registrant in the “when issued” trading market as reported on the Nasdaq Global Select Market on September 25, 2018.

EXPLANATORY NOTE

This Registration Statement on Form S-8 is being filed for the purpose of registering 14,500,000 shares of common stock issuable pursuant to the Omnibus Incentive Plan, implemented in connection with the distribution by ServiceMaster Global Holdings, Inc. (“ServiceMaster”) of approximately 80.2% of the outstanding shares of common stock of the Registrant to ServiceMaster’s shareholders (the “Spin-Off”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act, and the introductory note of Part I of Form S-8. The documents containing the information specified in Part I have been or will be delivered to the participants in the Omnibus Incentive Plan as required by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents, which have been filed by the Registrant with the U.S. Securities and Exchange Commission (the “SEC”), are incorporated herein by reference:

1.              The Registrant’s registration statement on Form 10 initially filed on August 1, 2018, as amended by Amendment No. 1 filed on August 30, 2018, under the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

2.              The description of the Registrant’s common stock contained in the information statement filed as Exhibit 99.1 to Amendment No. 1 to the Registrant’s registration statement on Form 10 filed on August 30, 2018, including any amendment or report filed for the purpose of updating such description; and

3.              The Registrant’s Current Report on Form 8-K filed on September 10, 2018, including the final information statement dated September 10, 2018 included as an exhibit thereto (except to the extent furnished and not filed in accordance with SEC rules).

All documents filed by the Registrant with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Registration Statement (other than any such documents or portions thereof that are furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K, unless otherwise indicated therein, including any exhibits included with such Items), and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in this Registration Statement, in an amendment hereto or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained or incorporated by reference herein or in any subsequently filed amendment hereto or document which is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

Not applicable.

Item 6.  Indemnification of Directors and Officers.

The Registrant is incorporated under the laws of the State of Delaware.

Delaware law provides that directors of a corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of their fiduciary duties as directors, except for liability:

•                  for any breach of their duty of loyalty to the corporation or its stockholders;

•                  for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•                  under Section 174 of the Delaware General Corporation Law (the “DGCL”), relating to unlawful payments of dividends or unlawful stock repurchases or redemptions; or

•                  for any transaction from which the director derived an improper personal benefit.

The limitation of liability does not apply to liabilities arising under the federal or state securities laws and does not affect the availability of equitable remedies, such as injunctive relief or rescission.

Under the Registrant’s amended and restated certificate of incorporation (the “Certificate”) and bylaws (the “Bylaws”) to be in effect at the effective time of the Spin-Off, the Registrant shall indemnify and hold harmless its directors and officers to the fullest extent authorized by the DGCL.  The rights of indemnification set forth in the Certificate and Bylaws are contract rights and shall include the obligation of the Registrant to pay the expenses incurred in defending any such proceeding in advance of its final disposition. The Certificate and Bylaws provide that the Registrant will indemnify its directors and officers against all expense, liability and loss (including attorneys’ fees and related disbursements, judgments, fines, excise taxes or penalties under the Employee Retirement Income Security Act of 1974, as amended from time to time, penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such indemnitee in connection with various types of legal actions or proceedings. Determinations, if required by applicable law, with respect to the claimant’s entitlement to indemnification shall be made as follows: (1) if requested by the claimant, by Independent Counsel (as defined in the Bylaws), or (2) if no request is made by the claimant for a determination by Independent Counsel, (i) by the board of directors of the Registrant (the “Board”) by a majority vote of a quorum consisting of Disinterested Directors (as defined in the Bylaws), or (ii) if a quorum of the Board consisting of Disinterested Directors is not obtainable or, even if obtainable, such quorum of Disinterested Directors so directs, by Independent Counsel in a written opinion to the Board, a copy of which shall be delivered to the claimant, or (iii) if a quorum of Disinterested Directors so directs, by the stockholders of the Registrant.

The foregoing is only a general summary of certain aspects of the DGCL and the Certificate and Bylaws dealing with indemnification of directors and officers and does not purport to be complete. It is qualified in its entirety by reference to the detailed provisions of those sections of the DGCL referenced above, and to the Certificate and the Bylaws, the forms of which are filed as Exhibits 4.1 and 4.2, respectively, to this Registration Statement.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

Exhibit Number	Exhibit Description
4.1

Form of Amended and Restated Certificate of Incorporation of frontdoor, inc. (f/k/a AHS Holding Company, Inc.) (incorporated by reference to Exhibit 3.1 to the Registrant’s registration statement on Form 10 filed on August 1, 2018)

4.2

Form of Amended and Restated Bylaws of frontdoor, inc. (f/k/a AHS Holding Company, Inc.) (incorporated by reference to Exhibit 3.2 to the Registrant’s registration statement on Form 10 filed on August 1, 2018)

4.3	frontdoor, inc. 2018 Omnibus Incentive Plan
5.1	Opinion of Wachtell, Lipton, Rosen & Katz

23.1	Consent of Deloitte & Touche LLP
23.2	Consent of Wachtell, Lipton, Rosen & Katz (included in Exhibit 5.1)
24.1	Powers of Attorney (included as part of the signature pages of the Registration Statement)

Item 9.  Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement:

Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer of controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Memphis, and State of Tennessee, on this 28th day of September 2018.

frontdoor, inc.
By:	/s/ REXFORD J. TIBBENS

	Name:	Rexford J. Tibbens
	Title:	President and Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Rexford J. Tibbens, Brian K. Turcotte and Jeffrey A. Fiarman, and each of them, his or her true and lawful attorney-in-fact and agent, acting alone, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement, including post-effective amendments and registration statements filed pursuant to Rule 462(b) and otherwise, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as such person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed on September 28, 2018 by the following persons in the capacities indicated.

Signature	Title

/s/ REXFORD J. TIBBENS	Director, President and Chief Executive Officer
Rexford J. Tibbens

/s/ BRIAN K. TURCOTTE	Senior Vice President and Chief Financial Officer
Brian K. Turcotte

/s/ CHASTITIE S. BRIM	Vice President, Chief Accounting Officer & Controller
Chastitie S. Brim

/s/ ANNA C. CATALANO	Director
Anna C. Catalano

/s/ THOMAS E. COURTNEY	Director
Thomas E. Courtney

/s/ MARISOL NATERA	Director
Marisol Natera

/s/ LIANE J. PELLETIER	Director
Liane J. Pelletier